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                                                                    Exhibit 10.8

                            EQUIPMENT LEASE AGREEMENT

THIS EQUIPMENT LEASE AGREEMENT ("Agreement") is entered into by and between FortuNet, Inc., a Nevada Corporation ("Lessor"), and K & B Sales, Inc., d/b/a Goodtime Bingo, an Oklahoma Corporation ("Lessee").

                                    RECITALS

A. Lessee is an authorized, Texas licensed distributor of bingo equipment.

B. Lessor is a Texas licensed manufacturer of bingo equipment and has developed bingo gaming systems which have been approved by the Texas Lottery Commission.

Definitions:

(a) "System" denotes the equipment and software supplied by FortuNet, Inc. and more fully described on attached Exhibit "A".

(b) "Equipment" includes, but is not limited to, computers, portable units, stationary units, transmitters, battery chargers, ticket printers, log printers, furniture and any other supplies and personal property supplied by FortuNet for operation of the System.

(c) "Delivery" occurs when the System is delivered to Lessee's place of business or End User's facility.

(d) "Install", "installed" or "installation" occurs when the End User starts to derive revenue from the use of the System.

(e) "End User" is the party identified as the User or End User in the Placement Agreement used by Lessee.

     NOW, THEREFORE, in consideration of the recitals and the mutual covenants contained in this Agreement to be performed by Lessor and Lessee, and for other valuable consideration, Lessor and Lessee agree as follows:

1. LEASE OF EQUIPMENT.

(a) Lease and Delivery. Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor a System and Equipment (collectively referred to as "System"). If the order submitted by

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Lessee for an End User location is accepted by Lessor, meets or exceeds the minimum criteria established by the parties, Lessor shall ship the System to the address identified by Lessee.


January 4, 1999                         by:
Date of Acceptance                          ------------------------------------
                                            on behalf of FortuNet

EXISTING INSTALLATIONS - EXHIBIT A
On or Before Date to Ship System

2. AUTHORIZATION TO SUBLEASE.

     Lessee is hereby given express and written permission to sublease the System to an End User.

3. LEASE TERM.

(a) Term of Lease: The Term of this Lease shall commence on the date of execution. The Agreement shall continue for a period of one year, (the "Term") unless the Term is extended and the Term shall automatically extend for additional one year periods unless Lessee provides written notice to Lessor of Lessee's intention not to extend this Agreement. Such notice must be provided not less than thirty (30) days before the expiration of the Term or any extension. Lessor shall have the right to terminate this Lease at the end of the primary Term or any extension by giving written notice to Lessee of its intention not to renew this Lease for another term at least thirty days prior to the expiration of the Term or any extension.

4. INSTALLATION AND TRAINING. Lessor recognizes and accepts the full responsibility for installing the System and initial training of the End User. Ongoing training shall be provided by Lessee.

5. LEASE RENTS AND PAYMENTS.

(a) Lessee shall pay Lessor rent for the System as follows: a percentage of the collected revenues received from the End User for subleasing the System from Lessee based on the schedule in Exhibit "B" attached hereto. The per unit average weekly revenue shall be calculated and paid based on each hall's revenues instead of an aggregate calculation.

(b) Lessee's rental payments shall be made on a weekly basis (Monday through Sunday) and shall be paid in lawful money of the United States. Lessee shall deposit rent payments to Lessor by depositing same in the U.S. Postal Service, with payments due on Wednesday of the following week commencing the Wednesday of the week after installation of the System.

(c) Delinquent Payments. If Lessee fails to pay to Lessor any portion of any rental payment or any other sum required to be paid by Lessee to Lessor under this Lease within fifteen (15) days after


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the date the payment or sum was due, Lessee shall pay interest on such delinquency to Lessor from the date such payment was due until the date such payment is made at the rate of ten percent (10%) per annum. Any delinquent payment shall be paid by Lessee upon demand by Lessor.

6. LESSOR'S OWNERSHIP OF THE SYSTEM.

(a) Title. Lessee acknowledges and agrees that Lessor is the sole owner of the System, and that by executing this Lease, Lessee shall not possess or obtain any ownership interest, legal or equitable, in (i) the System or (ii) Lessor's intellectual property pertaining to the System. Lessee shall execute such supplemental instruments as Lessor may reasonably deem necessary or advisable and shall otherwise cooperate to protect and defend the right and title of Lessor to the System. The System is, and shall at all times be and remain, the personal property of the Lessor, FortuNet, Inc., of Las Vegas, Nevada, notwithstanding that the Equipment or any part of it may now be, or hereafter become, in any manner affixed or attached to real property.

(b) Equipment Labels. Lessee agrees that Lessor may place such labels, plates, or other markings on the Equipment as Lessor, in Lessor's discretion, deems appropriate to identify its interest in the Equipment. Lessee agrees to use its best efforts to not allow or to permit the removal or concealment of any such labels, plates, or markings.

7. TAXES.

     In addition to the weekly rental set forth in this Agreement, Lessee shall pay all sales and use taxes required to be collected by the State of Texas that are levied or based upon the leasing of the System, excluding, however, all taxes on or computed by reference to Lessor's income and personal property taxes and similar obligations for which Lessor is primarily liable.

8. REPAIRS AND MAINTENANCE.

Lessor shall provide Lessee with technical support by telephone twenty-four (24) hours per day, seven (7) days per week, during the Term or extension. Upon receipt in Las Vegas, Nevada, by the Lessor of a shipment of the System or any part thereof from the Lessee, Lessor will promptly repair or replace at its discretion the System or parts thereof, and re-ship the repaired or replaced equipment to Lessee's business address within five (5) working days of Lessor's receipt of the System or parts thereof. Lessor's obligation under this paragraph shall also include maintaining the software and backups for the System and updating the System on a timely basis as new releases of the System become available and receive approval of the Texas Lottery Commission ("TLC"). Lessee shall be promptly notified of and provided with all software updates approved by TLC (both hardware and software) of the System, and hardware updates shall be provided to replace older versions within a reasonable time period. Lessor may perform software


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maintenance by remotely accessing the System or by sending software maintenance kits to Lessee, at Lessor's option. Lessor shall pay all costs, expenses, fees, and charges incurred in connection with its obligations under this paragraph during the term of this Lease.

9. WARRANTIES. Lessor represents and warrants that Lessor has good clear and marketable title to the System and the Equipment, free from any and all liens and encumbrances, and shall defend the title to the System and Equipment against any adverse claims. Lessor represents and warrants that no person holds a claim or interest in the System and Equipment that arise from an act or omission of an act by Lessor that will interfere with Lessee's use of the Equipment during the Term. Lessor represents and warrants that the equipment and software complies with federal and state gaming laws and regulations. Lessor agrees to hold harmless and indemnify Lessee for any damages, losses, claims, causes of action, expenses (including attorney's fees) for any injury to person or damage to property caused by or related to the System, equipment, or parts supplied to Lessee by Lessor. Lessor will not indemnify Lessee or End User for loss of profits, reimbursement for prizes, use of coupons, or other promotional items.

10. DEFAULT BY LESSEE.

(a) Events of Default. Lessee shall be in default of this Agreement upon any of the following:

     (1) Failure by Lessee to pay any rental payment or other amount provided in this Agreement during the period before it becomes delinquent, and such delinquency continues for ten (10) days after written demand by Lessor for such performance; or

     (2) Failure by Lessee to satisfy any other material provision of this Agreement required to be satisfied by Lessee, and such failure continues for thirty (30) days after written demand by Lessor for such performance.

(b) Remedies. If Lessee is in default under this Agreement, Lessor may, at its option, exercise any one or more of the following remedies:

     (1) Allow Lessee to remain in possession of the System and file for binding arbitration to recover all rents and other payments then due under this Agreement with respect to any or all items of the Equipment, including all reasonable attorney's fees and expenses; or

     (2) Take possession of any or all items of the System in End User's possession in accordance with applicable law and after giving End User 30 days written notice and either: (i) terminate this Agreement, retaining all rental payments made by Lessee as compensation for the use of the System up to the time of the termination; or (ii) file for binding arbitration to collect any sums then owing or thereafter coming due during the remainder of


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the Term, less such sums that Lessor may receive from its efforts to mitigate any damages.

11. DEFAULT OR TERMINATION BY END USER.

(a) In the event that the End User terminates its Placement Agreement or defaults in any material respect on the Placement Agreement, Lessor will consent to Lessee's installation of the System or any portion thereof with another End User or a new End User at Lessee's option under terms consistent with this Agreement.

(b) If, however, Lessee is unable to install the System or any portion thereof with another End User or new End User, then Lessee shall return the System to Lessor within five business days of Lessee taking possession of the System.

12. ACCOUNTING.

(a) At the time of delivery of Equipment, Lessor shall provide to Lessee serial numbers for all such equipment delivered.

(b) The financial relationship between Lessee and its End Users, including but not limited to lease revenue, is confidential and proprietary and is not to be disclosed to third parties.

(c) Lessor shall have the right to inspect Lessee's records pertaining to monies due and the End User Placement Agreements for the Equipment leased, upon reasonable notice to Lessee.

13. SHIPPING COSTS: Lessor and Lessee hereby agree that shipping costs shall be borne by the entity shipping the equipment.

14. EXCESS SHIPMENT. Lessor shall deliver a reasonable number of pieces of excess equipment to Lessee, which equipment, subject to the terms and conditions of this Agreement, which may be used by Lessee to replace installed equipment on an as needed basis. Lessor will maintain the number of pieces of excess equipment in an amount not less than ten per cent (10%) of the aggregate total of all equipment installed at all End User's locations. If any of the excess equipment is used to produce revenue, Lessee shall report same and pay the appropriate percentage to Lessor.

15. STORAGE: Lessee agrees and acknowledges that Lessee will not assess a storage charge against Lessor for any costs associated with or in connection with storing the system or parts thereof or excess equipment.

16. TERMINATION OF AGREEMENT:

If Lessee elects not to extend the term of this Agreement, Lessee will ship to Lessor at Lessee's expenses all components of the System in accordance with terms and conditions of this Agreement. If Lessee terminates this Agreement, however, the terms shall remain in effect for the units subject to existing Placement Agreements with Lessee's customers until the end of the term for


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each Placement Agreement. Lessee shall notify Lessor of the termination date for said Placement Agreements. As to the above-mentioned Placement Agreements,
Lessee will continue to service such contracts and account to Lessor for such sums as required under this Agreement and the parties' obligation under this Agreement will continue in force and effect for any such Placement Agreements.

17. MISCELLANEOUS.

(a) Notices. Any notice to be given under this Agreement by Lessor or Lessee shall be given in writing or delivered in person and transmitted by facsimile, or by first class mail, certified and return receipt requested, postage prepaid, at the address indicated below, unless the party giving any such notice has been notified, in writing, of a change of such address:

     To Lessor: FortuNet, Inc.
                2620 South Highland Drive
                Las Vegas, Nevada 89109
                (702) 796-9090
                (702) 796-9069 (facsimile)

     To Lessee: K&B Sales, Inc., d/b/a Goodtime Bingo
                11827 Judd Court
                Dallas, Texas 75243
                972-234-5620
                972-238-7652 (facsimile)

Any such notice shall be deemed effective upon: (i) delivery to a responsible person at the party's address, if delivered in person; (ii) upon the completion of transmission, if sent by facsimile; or (iii) seventy-two (72) hours after posting, if mailed, unless a legal holiday comes within said period, and in that event notice shall be effective 120 hours after posting or upon actual receipt whichever is sooner. All notices shall also be transmitted by facsimile.

(b) Binding Agreement. This Agreement shall be binding upon and inure to the benefit of any successor of Lessor or Lessee, and any successor shall be deemed as substituted for Lessor or Lessee, respectively, under the terms of this Agreement. As used in this Agreement, the term "successor" shall include any person, firm, corporation, or other business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets of the business of Lessor or Lessee or continues substantially the same business operated by Lessor or Lessee, respectively.

(c) Modification of Agreement. No amendment to or modification of this Agreement shall be valid unless in writing and duly executed by Lessor and Lessee.

(d) Prior Agreements Superseded. This Agreement supersedes any and all other agreements, either oral of written, between the


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parties hereto and contains all of the covenants and agreements between the parties.

(e) Headings. The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provision or section in this Agreement.

(f) Arbitration. In the event a dispute arises under this Agreement the parties hereby agree to binding arbitration to be submitted to the American Arbitration Association in Dallas, Texas.

(g) Controlling Law. This Agreement is controlled by the law of the State of Texas. Venue of any action hereunder shall be in Dallas County, Texas.

IN WITNESS OF THIS AGREEMENT THE UNDERSIGNED hereby acknowledge that, they have read, understood the terms and conditions and received a copy of this Agreement.

DATED this 4th day of January, 1999.

LESSOR, FortuNet, Inc., a Nevada corporation


By: /s/ YURI ITKIS
    ---------------------------------
Its President


LESSEE, K&B Sales, Inc., d/b/a Goodtime Bingo


By: /s/ BUDDY GRIFFITH
    ---------------------------------
Its Vice President


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